Exhibit 3.1

EXECUTION COPY

CERTIFICATE OF ELIMINATION OF DESIGNATION

of

SERIES A JUNIOR PARTICIPATING

PREFERRED STOCK

of

COMSCORE, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

comScore, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), HEREBY CERTIFIES AS FOLLOWS:

1.	Pursuant to authority vested in the Board of Directors of the Company (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the DGCL, the Board, by resolutions previously duly adopted, created and authorized the issuance of a series of 1,000,000 shares of preferred stock, par value $0.001 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of State of the State of Delaware on February 9, 2017.

2.	Pursuant to the provisions of Section 151(g) of the DGCL, the Board adopted the following resolutions thereby eliminating the Series A Preferred Stock:

RESOLVED FURTHER, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of Series A Preferred Stock will be issued subject to the Certificate of Designation;

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the DGCL of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation; and

RESOLVED FURTHER, that the officers of the Company are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

3.	Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature on the Following Page]

IN WITNESS WHEREOF, COMSCORE INC. has caused this Certificate of Elimination to be duly executed by its General Counsel and Chief Compliance, Privacy & People Officer on this 29th day of September, 2017.

COMSCORE, INC.

By:	/s/ Carol DiBattiste
Name: Carol DiBattiste Title: General Counsel and Chief Compliance, Privacy & People Officer and Secretary